EXHIBIT 10.9(e)

                UNITED STATES BANKRUPTCY COURT
              EASTERN DISTRICT OF NORTH CAROLINA
                       RALEIGH DIVISION

IN RE:                                        CASE NO.:  93-01365-5-ATS

ROSE'S STORES, INC.                           (CHAPTER 11)
             Debtor
(TAX ID #56-0382475)



               ORDER CONTINUING COMPENSATION OF
      CHAIRMAN OF THE BOARD OF DIRECTORS PENDING HEARING
    THIS MATTER having been brought before the undersigned United States Bankruptcy Judge upon the "Motion For Order Authorizing Compensation Of Chairman Of The Board Of Directors For The Debtor" ("Motion"), filed by Counsel for Rose's Stores, Inc. (the "Debtor"), and following notice to creditors, the Court hereby finds as follows:
    1. The Debtor filed for relief under chapter 11 of the Bankruptcy Code on September 5, 1993. Since that time, the Debtor has been operating as a debtor in possession under sections 1107 and 1108 of the Bankruptcy Code.
    2. The Debtor operates a chain of 215 discount retail stores known as "Roses" located in 11 southeastern states. The Debtor generates approximately $1.4 billion in revenue per year.
    3. Mr. Lucius Harvin, III has been the Chairman of the Board of the Directors for the Debtor since 1984. Since joining the Debtor in 1964, Mr. Harvin has held numerous positions within the company. Starting out as an assistant in the real estate department, he later served as the company's treasurer, vice president and director of expansion, senior vice president and chief operating officer of the Debtor, and as president and chief


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executive officer.  He served on the Debtor's board of directors since 1969, and as chairman since 1984. Mr. Harvin performed undergraduate work at Davidson College, and graduated from the University of North Carolina at Chapel Hill in 1960 with a bachelor's degree in English. He also holds a Juris Doctorate degree from Duke University School of Law.
    4. Pursuant to an ex parte order entered on September 9, 1993, this Court authorized the Debtor to continue paying Mr. Lucius H. Harvin, III his prepetition base salary of $350,000.00 and his prepetition automobile allowance of $6,198.00.
    5. Objections to the motion were filed by the Unsecured Creditors Committee, the Bank Group, the Senior Noteholders, the Bank of Tokyo, and the Bankruptcy Administrator, and a hearing was held in Raleigh, North Carolina on October 25, 1993. The Unsecured Creditor's Committee and the Debtor agreed that consideration of the Motion should be continued until a future date, and the objecting parties concurred with the continuance; now therefore, based on the foregoing findings
    IT IS HEREBY ORDERED that the Debtor is authorized to continue paying the Chairman of the Board at the level approved by the ex parte order entered by the Bankruptcy Court on September 9, 1993 pending a hearing and final court approval of the Motion.


    Dated: NOV 18 1993

                                   /s/ A THOMAS SMALL
                                   Bankruptcy Judge